                                                           EXHIBIT NO. 99.10(b)

                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration No. 2-60491 of MFS Series Trust III, of our report dated March 13, 2001, appearing in Annual Report to Shareholders for the year ended January 31, 2001, of MFS Municipal High Income Fund, a series of MFS Series Trust III and to references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


ERNST & YOUNG LLP
-----------------------
Ernst & Young LLP


Boston, Massachusetts
May 29, 2001
n